Exhibit 99.3

Orexigen Therapeutics, Inc.

Financial Statements

Orexigen Therapeutics, Inc. (Debtor in possession)
Condensed Consolidated Balance Sheets
(In thousands, except share and par value amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)	(See Note below)
Assets
Current assets:
Cash and cash equivalents	$17,167	$46,892
Accounts receivable, net	30,760	31,542
Inventory	11,583	14,182
Prepaid expenses and other current assets	10,267	6,218
Total current assets	69,777	98,834
Property and equipment, net	450	638
Intangible assets	55,156	59,124
Other long-term assets	1,548	1,805
Restricted cash	100	188
Total assets	$127,031	$160,589

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,725	$14,889
Accrued expenses	23,133	40,112
Debtor in possession financing	8,043	-
Long-term convertible debt, at fair value	-	39,200
Deferred revenue, current portion	1,363	2,948
Total current liabilities	36,264	97,149
Long-term convertible debt	-	21,501
Long-term convertible debt, at fair value	-	2,532
Deferred revenue, less current portion	11,189	10,495
Liabilities not subject to compromise	47,453	131,677
Liabilities subject to compromise	280,064	-
Commitments and contingencies
Series Z preferred stock, $0.001 par value, 219,994 shares issued and outstanding at June 30, 2018 and December 31, 2017	-	3,343
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at June 30, 2018 and December 31, 2017; 219,994 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized at June 30, 2018 and December 31, 2017; 18,887,033 shares issued and outstanding at June 30, 2018 and December 31, 2017	19	19
Additional paid-in capital	723,034	718,977
Accumulated other comprehensive income (loss)	(6,103)	(8,674)
Accumulated deficit	(917,436)	(684,753)
Total stockholders' equity (deficit)	(200,486)	25,569
Total liabilities and stockholders' equity	$127,031	$160,589

See accompanying notes.

Note: The Balance Sheet at December 31, 2017 has been derived from the audited financial statements at that date.

Orexigen Therapeutics, Inc. (Debtor in possession)
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Revenues:
Net product sales	$41,728	$42,273
Collaborative agreement	749	228
Total revenues	42,477	42,501
Cost of product sales	12,387	13,029
Operating expenses:
Research and development	7,276	15,682
Selling, general and administrative	70,170	103,558
Amortization expense of intangible assets	3,968	3,968
Change in fair value of contingent consideration	-	2,100
Total operating expenses	81,414	125,308
Loss from operations	(51,324)	(95,836)
Other income (expense):
Reorganization items	(178,290)	-
Interest income	102	264
Interest expense	(2,356)	(2,036)
Change in fair value of financial instruments	-	(22,040)
Gain on extinguishment of debt	-	12,316
Foreign currency gain (loss), net	(2,309)	7,727
Total other income (expense)	(182,853)	(3,769)
Net loss	$(234,177)	$(99,605)
Net loss per share - basic and diluted	$(12.40)	$(6.63)
Shares used in computing basic and diluted net loss per share	18,887	15,023

See accompanying notes.

Orexigen Therapeutics, Inc. (Debtor in possession)
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Net loss	$(234,177)	$(99,605)
Other comprehensive gain (loss)
Foreign currency translation gain (loss)	2,571	(8,051)
Unrealized gain on investment securities, available for sale	1	6
Other comprehensive gain (loss)	2,572	(8,045)
Comprehensive loss	$(231,605)	$(107,650)

See accompanying notes.

Orexigen Therapeutics, Inc. (Debtor in possession)
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating activities
Net loss	$(234,177)	$(99,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of premium on investment securities, available-for-sale	-	19
Accretion of debt discount	3,806	964
Change in fair value of financial instruments	(67,075)	22,040
Gain from extinguishment of debt	-	(13,869)
Change in fair value of contingent consideration	-	2,100
Amortization of intangible assets	3,968	3,968
Depreciation	171	232
Stock-based compensation	4,181	5,837
Deferred revenue	935	(1,872)
Unrealized foreign currency gain	2,434	(7,690)
Other non-cash adjustments	75	20
Changes in operating assets and liabilities:
Accounts receivable, net	730	(6,455)
Inventory	2,359	7,614
Prepaid expenses and other current assets	(4,054)	1,854
Other assets	236	250
Accounts payable and accrued expenses	(28,103)	(5,463)
Liabilities subject to compromise	280,064	-
Net cash used in operating activities	(34,450)	(90,056)
Investing activities
Purchases of investment securities, available-for-sale	-	(89,962)
Maturities of investment securities, available-for-sale	-	51,500
Restricted cash and investments	88	90,000
Prepaid purchase price - Contrave	-	(3,414)
Net cash provided by (used) in investing activities	88	48,124
Financing activities
Proceeds from debtor in posession financing	8,043	-
Reclassification of Series Z preferred stock	(3,343)	-
Payment for conversions of 2017 Exchange Notes	-	(1,074)
Contingent payment to Takeda	-	(12,900)
Proceeds from issuance of common stock	-	47
Net cash provided by (used in) financing activities	4,700	(13,927)
Effect of exchange rate changes on cash	(63)	30
Net decrease in cash and cash equivalents	(29,725)	(55,829)
Cash and cash equivalents at beginning of period	46,892	92,494
Cash and cash equivalents at end of period	$17,167	$36,665
Supplemental disclosure of non-cash financing information:
Interest paid	$676	$1,000
Conversions of 2017 Exchange Notes	$-	$3,794
Taxes paid	$52	$175

See accompanying notes.

OREXIGEN THERAPEUTICS, INC. (Debtor in possession)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Organization

Orexigen Therapeutics, Inc., or the Company, a Delaware corporation, is a biopharmaceutical company focused on the development and commercialization of pharmaceutical product candidates for the treatment of obesity. The Company was incorporated in September 2002 and commenced operations in 2003. The Company operates in one segment.

The Company's primary activities since incorporation have been organizational activities, including recruiting personnel, conducting research and development, including clinical trials, raising capital, and preparing for the marketing and commercialization of its sole product, Contrave®, in the United States. Contrave was launched commercially in the United States by the Company's former partner, Takeda Pharmaceutical Company Limited, or Takeda, in October 2014. In August 2016, the collaboration agreement between the Company and Takeda was terminated and the Company is now solely responsible for developing and commercializing Contrave within the United States and the rest of the world. The Company has experienced losses since its inception, and as of June 30, 2018, had an accumulated deficit of $917.4 million. The Company expects to continue to incur losses for at least the next several years. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company's cost structure, and until that time, the Company may need to continue to raise additional equity or debt financing.

Basis of Presentation

The Company has prepared the accompanying unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's interim financial information. The unaudited condensed consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company follows the provisions of the Financial Accounting Standards Board, or the FASB, Accounting Standard Codification, or ASC, Topic 205-40, Presentation of Financial Statements - Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity's ability to continue as a going concern and to meet its obligations as they become due within one year from the date that the financial statements are issued. Furthermore, the standard does not permit management, in performing its evaluation, to take into consideration the potential mitigating effects of plans or actions that have not been fully implemented or concluded as of the date the financial statements are issued.

In performing its evaluation, management determined that the Company does not currently have adequate capital resources to fund its operations for one year after the financial statements are issued. As a result, due to the uncertainty regarding the Company's ability to fund its obligations, on March 12, 2018, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (Case No. 18-10518). Management has concluded that there is substantial doubt regarding the Company's ability to continue as a going concern and to meet all of its obligations as they become due within one year after the accompanying financial statements are issued.

On April 23, 2018, the Company entered into an asset purchase agreement (the "Agreement") with Nalpropion Pharmaceuticals, Inc. (the "Purchaser"), pursuant to which the Purchaser agreed to acquire substantially all of the assets and assume certain liabilities of the Company for an aggregate purchase price of $75,000,000 (the "Acquisition"). Nalpropion Pharmaceuticals is a special purpose vehicle jointly owned by Pernix Ireland Pain Designated Activity Company, a wholly owned subsidiary of the Company, and funds managed by Highbridge Capital Management, LLC and Whitebox Advisors LLC. On June 23, 2018, the Bankruptcy Court approved an order authorizing the Acquisition with the Purchaser pursuant to the Acquisition Agreement. On July 26, 2018, the Company and the Purchaser entered into an amendment to the Agreement (the "Amendment"). The Amendment reduces the aggregate purchase price to $73,500,000 and creates a $5,000,000 reserve to cover potential post-closing indemnification claims by the Purchaser. On July 27, 2018, the Company closed the sale and transferred substantially all of its assets to the Purchaser. As of October 1, 2018, certain assets and liabilities of the Orexigen remain in the control of the Bankruptcy Court.

The financial statements of the Company's foreign subsidiary with a functional currency other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders' equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders' equity. Foreign currency transaction gains and losses are included in the results of operations in other income and expense.

The balance sheet as of December 31, 2017 has been derived from the audited financial statements as of December 31, 2017 but does not include all information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. For more complete financial information, the accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements for the year ended December 31, 2017.

2. Summary of Significant Accounting Policies

Research and Development Costs

All research and development costs are charged to expense as incurred and consist principally of costs related to clinical trials, license fees and salaries and related benefits. Clinical trial costs are a significant component of research and development expenses. These costs are accrued based on estimates of work performed, and require estimates of total costs incurred based on patients enrolled, progress of clinical studies and other events. Clinical trial costs are subject to revision as the trials progress and revisions are charged to expense in the period in which they become known.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers ("Topic 606") using the modified retrospective method which consisted of applying and recognizing the cumulative effect of Topic 606 at the date of initial application. Topic 606 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition ("Topic 605"), including most industry-specific revenue recognition guidance throughout the Industry Topics of the ASC. All periods prior to the adoption date of Topic 606 have not been restated to reflect the impact of the adoption of Topic 606, but rather continue to be accounted for and presented under Topic 605.

The cumulative impact to the Company's accumulated deficit balance at January 1, 2018 as a result of the adoption of Topic 606 was a decrease of $1.5 million. The decrease arose from a reduction of deferred revenue balances related to units of Contrave that the Company sold to wholesalers, but for which the wholesalers had not yet sold to the dispensing institutions (i.e. pharmacies, hospitals) as of December 31, 2017, the latter of which represented the timing of revenue recognition for product sales under application of Topic 605. Accounting for the Company's other sources of revenue did not change significantly, nor result in a cumulative effect as a result of any changes. The following table illustrates the amount by which each financial statement line item was affected by the impact of the cumulative adjustment.

Impact of ASC 606 Adoption on
Condensed Consolidated Balance Sheet
As of January 1, 2018

(in thousands)	As reported under ASC 606	Adjustments	Balances without adoption of ASC 606
Accounts receivable, net	33,508	1,966	31,542
Accrued expenses	42,286	2,174	40,112
Deferred revenue, current portion	1,246	(1,702)	2,948
Accumulated deficit	(683,259)	1,494	(684,753)

The following paragraphs in this section describe the Company's revenue recognition accounting policies under Topic 606 upon adoption on January 1, 2018. Refer to Note 2 of the consolidated financial statements included in the Company's audited financials for the year ended December 31, 2017 for revenue recognition accounting policies under Topic 605.

The Company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies its performance obligations. At contract inception, the Company will assess the goods or services agreed upon within each contract and assess whether each good or service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Product Sales, Net

The Company's net product sales consist of U.S. sales of Contrave as well as product sales to our distributor in other countries. The Company recognizes product revenue in accordance with the five steps of Topic 606. This represents a departure from the timing of revenue recognition that the Company applied previous to the adoption of Topic 606 as of January 1, 2018, with revenue recorded upon sale to the wholesalers under the new standard. Reserves and allowances for rebates, chargebacks, cash discounts, distributions fees, savings card programs, and sales returns continue to be recorded as a reduction to gross revenue with the timing of the recording of these estimates coinciding with the point of revenue recognition under Topic 606.

Distributorship Agreements and Supply Arrangements

The Company enters into collaborative arrangements with partners that typically include payment of one or more of the following: (i) upfront payments; (ii) milestone payments related to the achievement of regulatory or commercial goals; and (iii) purchases of product for distribution in certain foreign territories. Where a portion of non-refundable, up-front fees or other payments received are allocated to continuing performance obligations under the terms of a collaborative arrangement, they are recorded as deferred revenue and recognized as revenue when (or as) the underlying performance obligation is satisfied. As part of the accounting for these arrangements, the Company must develop estimates and assumptions that require judgment of management to determine the underlying stand-alone selling price for each performance obligation which determines how the transaction price is allocated among the performance obligation. The stand-alone selling price may include items such as forecasted revenues and probabilities of regulatory and commercial success. The Company evaluates each performance obligation to determine if it can be satisfied at a point in time or over time. In addition, variable consideration must be evaluated to determine if it is constrained and, therefore, excluded from the transaction price.

Milestone Payments

At the inception of each arrangement that includes milestone payments (variable consideration), the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company's or its distribution partner's control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achieving such milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Inventory

Inventories are stated at the lower of cost (using a first-in, first-out, or FIFO, basis) and net realizable value. Inventory costs including raw materials, work in process and finished goods that may be associated with the Company's products prior to regulatory approval are charged to research and development expense prior to such approval on a country-specific basis.

Fair Value Option

The Company has elected the fair value option to account for its convertible notes that were issued during the year ended December 31, 2017 and 2016 and records these convertible notes at fair value with changes in fair value recorded in the statement of operations. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in earnings as incurred and not deferred.

Liabilities Subject to Compromise

Liabilities subject to compromise includes liabilities incurred before the Company filed for bankruptcy, or that became known after the petition was filed. The liabilities are subject to compromise because they will likely not be repaid at their full amount. All of the Companies pre-petition liabilities are subject to compromise, include trade payables, debt and other obligations. Liabilities subject to compromise are presented as noncurrent in the balance sheet after current liabilities not subject to compromise. Liabilities subject to compromise consist of the following as of June 30, 2018 (in thousands):

June 30, 2018
2016 Notes	$165,000
2017 Exchange Notes	38,942
2013 Notes	25,343
Pre-petition liabilities	50,779
$280,064

Preferred Stock

When issued, the Company classifies conditionally redeemable preferred shares, which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company's control, as temporary equity. The Company's Series Z Preferred Stock (see Note 9) features a contingent right to receive payment from the Company in the event of certain fundamental changes, some of which are not within the Company's control. Accordingly, the Series Z Preferred Stock is presented as a component of temporary equity as of December 31, 2017.

Purchased Intangibles

Acquired assets and assumed liabilities recognized in an acquisition are recorded on the basis of their estimated fair values determined by management at the date of acquisition. The Company determines the estimated economic lives of the acquired intangible assets for amortization purposes.

Intangible assets consist of developed technology and tradenames acquired in the Contrave business combination under the purchase method of accounting and are recorded at fair value net of accumulated amortization since the acquisition date. Amortization is calculated using the straight-line method over the following estimated useful lives:

	Useful Lives
Developed technology	10	years
Tradename	10	years

The Company reviews its finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of finite-lived intangible asset may not be recoverable. Recoverability of a finite-lived intangible asset is measured by a comparison of its carrying amount to the undiscounted future cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment during the periods ended June 30, 2018 and 2017.

Contingent Consideration

The Company measures contingent consideration liabilities recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified within Level 3 of the fair value hierarchy.  The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration on the acquisition date. The fair value of the Company's contingent consideration liability is revalued to fair value each period and any increase or decrease is recorded into earnings. Amounts paid in excess of the amount recorded on the acquisition date will be classified as cash flows used in operating activities. Payments not exceeding the acquisition-date fair value of the contingent consideration will be classified as cash flows used in financing activities.

Restricted Cash and Investments

All cash and investments that are legally restricted from use are recorded in restricted cash and investments on the balance sheet.

3. Net Loss per Share

Basic earnings per share, or EPS, is calculated by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method or the if-converted method.

For purposes of this calculation, options, warrants and shares underlying convertible notes are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive.

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2018	2017
Numerator:
Net loss	$(234,177)	$(99,605)

Denominator:
Weighted average common shares outstanding	18,887	15,023
Net loss per share - basic and diluted	$(12.40)	$(6.63)

Historical outstanding anti-dilutive securities not included in the diluted net loss per share calculation include the following (in thousands):

	Six Months Ended June 30,
	2018	2017
Shares underlying 2013 convertible senior notes	263	370
Shares underlying 2016 convertible senior secured notes	22,000	22,000
Shares underlying 2017 exchange notes	2,596	2,829
Common stock warrants outstanding	22,500	22,500
Common stock options and PSU's outstanding	7,982	8,398
	55,341	56,097

4. Fair Value Measurements

The fair values of the Company's financial instruments are estimated and classified using a hierarchal disclosure framework based upon the level of subjectivity of the inputs used in measuring assets and liabilities. The following table presents information about the Company's financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. The Company classifies money market funds as Level 1 assets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. The Company classifies commercial paper holdings, U.S. Treasury securities, U.S. government agency securities and asset-backed security holdings as Level 2 assets and its 2017 Exchange Notes (see Note 9) as a Level 3 liability. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

There were no assets and liabilities measured at fair value as of June 30, 2018. Assets and liabilities measured at fair value that have recurring measurements are shown below as of December 31, 2017 (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	Balance as of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments owned:
Money market funds	$38,041	$38,041	$-	$-
Total assets measured at fair value	$38,041	$38,041	$-	$-

Liabilities:
Convertible debt - 2017 Exchange Notes	$2,532	$-	$-	$2,532
Convertible debt - 2016 Notes	39,200	-	-	39,200
Total liabilities measured at fair value	$41,732	$-	$-	$41,732

There were no transfers between Levels 1, 2 or 3 during the six months ended June 30, 2018.

The following table presents additional information about Level 3 liabilities measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for liabilities within the Level 3 category may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Subsequent to filing for bankruptcy protection, the fair value measurement provisions was no longer applicable to prepetition liabilities subject to compromise, including the convertible notes recorded at fair value. As such, the 2017 Exchange Notes and the 2016 Notes were remeasured as of June 30, 2018 at the expected amount of the allowed claim, which is the stated value of the notes. The 2017 Exchange Notes and the 2016 Notes were transferred to from Long-term Convertible Debt, at Fair Value to Liabilities Subject to Compromise on the Balance Sheet as of June 30, 2018.

The following table presents changes in Level 3 liabilities measured at fair value for the six months ended June 30, 2018 (in thousands):

2017 Exchange Notes-January 1, 2018	$2,532
Transferred to Liabilities Subject to Compromise	(2,532)
2017 Exchange Notes - June 30, 2018	$-

Convertible debt - 2016 Notes-January 1, 2018	$39,200
Transferred to Liabilities Subject to Compromise	(39,200)
Convertible debt - 2016 Notes - June 30, 2018	$-

5. Inventory

Inventory consists of the following (in thousands):

	June 30, 2018	December 31, 2017
Raw materials	$4,149	$2,468
Work in process	4,483	2,090
Finished goods	2,951	9,624
	$11,583	$14,182

6. Property and Equipment

Property and equipment consist of the following (in thousands):

	Useful Life In Years	June 30, 2018	December 31, 2017
Furniture and fixtures	5	$1,209	$1,209
Computer equipment and software	3 to 5	1,162	1,163
Leasehold improvements	5	644	644
Manufacturing equipment	5	664	664
Asset under construction	5	-	16
		3,679	3,696
Less accumulated depreciation and amortization		(3,229)	(3,058)
		$450	$638

7. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	June 30, 2018	December 31, 2017
Product sales reserves and allowances	$10,989	$21,854
Accrued compensation related expenses	1,044	8,778
Inventory received, not invoiced	1,684	3,021
Accrued income taxes	100	100
Accrued marketing and market research expenses	462	4,527
Accrued research and development expenses	-	276
Accrued interest on convertible notes	-	146
Accrued legal and professional expenses	8,854	918
Other accrued expenses	-	492
	$23,133	$40,112

8. Stock-Based Compensation

Total stock-based compensation expense recognized during the six months ended June 30, 2018 and 2017 was comprised of the following (in thousands):

	Six Months Ended June 30,
	2018	2017
Cost of goods sold	$480	$449
Selling, general and administrative	3,162	4,493
Research and development	539	895
	$4,181	$5,837

9. Debt

Debtor in Possession Credit and Security Agreement

On March 12, 2018, the Company entered into a Debtor in Possession Credit and Security Agreement (the "DIP Loan Agreement") with Wilmington Trust, National Association, as administrative agent (the "DIP Administrative Agent"), Baupost Group Securities, L.L.C., EcoR1 Capital Fund, L.P., EcoR1 Capital Fund Qualified, L.P., 1992 MSF International Ltd, 1992 Tactical Credit Master Fund, L.P., Nineteen77 Global Multi-Strategy Alpha Master Limited, and Nineteen77 Global Multi-Strategy Alpha (Levered) Master Limited as lenders (the "DIP Lenders"), subject to approval of the Bankruptcy Court (as defined in Item 1.03 below). The DIP Loan Agreement provides for a $70,350,000 debtor-in-possession credit facility (the "DIP Facility") consisting of (i) new money term loans in an aggregate amount of up to $35,000,000, (ii) roll-up loans (where prepetition secured notes are converted into post-petition secured obligations under the DIP Facility) in an aggregate amount of $35,000,000 (collectively, the "DIP Loans") and (iii) a

$350,000 fee to the DIP Lenders, which will be capitalized and added to the principal amount of the DIP Loans. The DIP Loan Agreement also provides for a $50,000 annual fee to be paid to the DIP Administrative Agent. In accordance with the terms of the DIP Loan Agreement, the Company will use the proceeds of the DIP Facility for the following purposes: (i) to pay (a) all reasonable fees due to the DIP Lenders and the DIP Administrative Agent, as well as their professional fees and expenses and (b) adequate protection payments to its prepetition secured noteholders and agents in connection with the use of their cash collateral, (ii) to provide working capital, (iii) for other general corporate purposes (including to market and sell certain assets of the Company), and (iv) to pay administration costs of the Chapter 11 Case and other amounts approved by the Bankruptcy Court.

Pursuant to the terms of the DIP Loan Agreement, interest will accrue on the principal balance of the DIP Loans at a rate per annum equal to LIBOR for such interest period plus 10.00% per annum (11.98% as of June 30, 2018). The DIP Facility is subject to certain customary representations, warranties and covenants, and the DIP Lenders' obligations to fund the DIP Loans are contingent upon the satisfaction of certain conditions, including, without limitation, the entry of interim and final orders by the Bankruptcy Court approving the DIP Facility and its terms (the "DIP Orders"). Upon the occurrence of an event of default set forth in the DIP Loan Agreement (each a "DIP Event of Default"), the DIP Administrative Agent has the option of any or all of the following actions: (i) declaring all of the Company's obligations under the DIP Facility to be immediately due and payable; (ii) terminating the lending commitments and the DIP Loan Agreement; (iii) declaring a termination, reduction or restriction on the ability of the Company to use any cash collateral of the DIP Lenders or prepetition secured noteholders; and/or (iv) exercising the rights of a secured party upon default under applicable law including the Uniform Commercial Code. The occurrence of a DIP Event of Default will cause the principal balance of the DIP Loans to accrue interest at a rate per annum equal to 2% above the non-default interest rate.

The Company's obligations under the DIP Loan Agreement will be (i) secured by, among other things, first priority, priming security interests in all of the Company's assets, subject only to certain carve outs and permitted exceptions, as set forth in the DIP Loan Agreement and DIP Orders; and (ii) granted super-priority administrative claim status in the Bankruptcy Case, subject only to certain carve outs, as set forth in the DIP Loan Agreement and DIP Orders. At June 30, 2018, the outstanding DIP loan balance was approximately $8.0 million.

0% Convertible Senior Secured Notes due 2020 - 2016 Notes

On March 21, 2016, the Company closed an offering, or the Offering, of $165.0 million aggregate principal amount of 0% Convertible Senior Secured Notes due 2020, or the 2016 Notes, related warrants, or the Warrants, to purchase up to 21,999,999 shares of the Company's common stock, and 219,994 shares of Series Z Non-Convertible Non-Voting Preferred Stock, or the Series Z Preferred Stock, to qualified institutional buyers and accredited investors, or the Purchasers, pursuant to a securities purchase agreement, dated March 15, 2016, or the Securities Purchase Agreement, by and among the Company and the Purchasers. The Offering was led by funds managed by The Baupost Group, L.L.C., collectively, Baupost, which, prior to the Offering, was the holder of approximately 18.1% of the Company's outstanding common stock.

The 2016 Notes will mature on July 1, 2020, unless earlier repurchased, redeemed or converted in accordance with the indenture entered into in connection with the issuance of the 2016 Notes, or the 2016 Indenture. The 2016 Notes shall only be convertible into shares of common stock of the Company at the conversion rate. In the event of a change of control transaction at any time, the 2016 Notes will be convertible for a period beginning on the closing of such change of control transaction and ending 35 trading days after the closing of such transaction. The conversion rate is 133.333 shares of common stock for each $1,000 principal amount of 2016 Notes, which represents a conversion price of $7.50 per share of common stock. The conversion rate and the corresponding conversion price will be subject to adjustment for certain events, but will not be adjusted for accrued and unpaid interest.

If one or more events of default occurs, then unless the principal of all of the 2016 Notes shall have already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the 2016 Notes then outstanding, by notice in writing to the Company (and to the trustee if given by holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the 2016 Notes to be due and payable immediately, and upon any such declaration the same will become and will automatically be immediately due and payable. If an event of default resulting from a voluntary or involuntary liquidation, reorganization, or other relief occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all 2016 Notes shall become and shall automatically be immediately due and payable.

Upon the occurrence of certain fundamental changes or adverse events related to the regulatory approval for and commercialization of Contrave, and net sales of the Company, as described in the indenture for the 2016 Notes, holders of the 2016 Notes will, at their option, have the right to require the Company to repurchase for cash all or a portion of their 2016 Notes at a repurchase price equal to 100% of the aggregate principal amount of 2016 Notes. In particular, under the indenture an adverse event is deemed to occur if consolidated net product sales (defined as the Company's net sales plus aggregate net sales by the Company's distributors outside the United States) are less than $100 million for fiscal 2017, provided that the effective date of such adverse event would not be deemed to occur until June 30, 2018. The 2016 Notes were not redeemable by the Company, in whole or in part, prior to the receipt of the required stockholder approvals, or the Stockholder Approval, which the Company obtained at its 2016 annual meeting of stockholders in July 2016. From and after the receipt of the Stockholder Approval, the 2016 Notes are not redeemable, in whole or in part, without the consent of the holders of not less than 70% in aggregate principal amount of the 2016 Notes at the time outstanding.

In March 2016, the Company entered into a Security Agreement by and among the Company, the guarantors party thereto from time to time and U.S. Bank National Association, as the collateral agent, pursuant to which the Company granted a first-priority security interest in substantially all of the Company's current and future assets, subject to customary exclusions, to secure the Company's obligations under the indenture. The security interests shall be released once less than 25% of the original principal amount of 2016 Notes issued on the date of the indenture remains outstanding.

The Purchasers received Warrants exercisable for a number of shares of common stock equal to the aggregate principal amount of the 2016 Notes acquired by the Purchasers, multiplied by the conversion rate. The exercise price of the Warrants is $15.00 per share and the Warrants expire on September 21, 2026. From and after the Stockholder Approval, the Warrants became only exercisable for a number of shares of common stock of the Company at the exercise price. In the event of a change of control transaction at any time, the Warrants will be exercisable for a period beginning on closing of such change of control transaction and ending 35 days after such transaction.

Due to the complexity and number of embedded features within the 2016 Notes and as permitted under accounting guidance, the Company elected to account for the notes and all the embedded features (which we refer to collectively as, a "hybrid instrument") under the fair value option. Prior to bankruptcy, the Company recognized the convertible debt at fair value rather than at historical cost with changes in fair value recorded in the consolidated statements of operations. Direct costs and fees incurred to issue the convertible notes were recognized in earnings as incurred and not deferred. On the initial measurement date of March 21, 2016, the fair value of the hybrid instrument was estimated at $120.0 million, which was $45.0 million lower than the principal amount of $165.0 million. Upfront costs and fees related to items for which the fair value option is elected was $5.3 million and was recorded as a component of selling, general and administrative expense for the year ended December 31, 2016.

On March 12, 2018, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The filing constitutes a triggering event, also termed an "Event of Default," under the 2016 Notes. Under this indenture, an Event of Default occurs if, among other things, the Company commences a voluntary case seeking relief under any bankruptcy law. Upon such Event of Default, the entire principal amount of debt under the indenture, together with all accrued and unpaid interest thereon, becomes immediately due and payable without further action. Any efforts to enforce this payment obligation under the indenture is automatically stayed as a result of the filing of the Petition, and holders' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Subsequent to filing for bankruptcy protection, the fair value measurement provisions was no longer applicable to prepetition liabilities subject to compromise, including the convertible notes recorded at fair value. As such, the 2016 Notes were remeasured as of June 30, 2018 at the expected amount of the allowed claim, which is the stated value of the notes. On June 30, 2018, the expected amount of the allowed claim of the 2016 Notes was estimated at approximately $165.0 million and is included in liabilities subject to compromise in the condensed consolidated balance sheets.

In connection with the Offering the Company issued 219,994 shares of Series Z Preferred Stock. The Series Z Preferred Stock is not convertible and does not pay or accrete dividends. The Series Z Preferred Stock is entitled to a liquidation preference upon a fundamental change, which includes a change of control. Upon a fundamental change, the Company must pay each holder an amount equal to the lesser of (i) the amount by which $975 exceeds the amount received by holders of each 100 shares of common stock and (ii) $225; provided however that, if $975 does not exceed the amount received by holders of each 100 shares of common stock, then the fundamental change amount will be $0.

The Series Z Preferred Stock expires on the earlier to occur of (a) December 31, 2020 or (b) upon receipt of the consent of the holders of at least seventy percent (70%) of the outstanding shares of Series Z Preferred Stock, voting as a separate class. Expiration requires no cash outlay by the Company. The Series Z Preferred Stock is classified outside of permanent equity, since all of the contingent events requiring payment are not solely within the Company's control. The gross proceeds received on March 21, 2016, in the Offering, net of fees paid directly to the note holders, were allocated to the initial fair value of the Warrants and 2016 Notes with the residual amount of approximately $3.3 million allocated to the Series Z Preferred Stock.

2.75% Convertible Senior Notes due 2020 - 2013 Notes

In December 2013, the Company issued $115.0 million in aggregate principal amount of 2.75% Convertible Senior Notes due 2020, or the 2013 Notes, in an offering to qualified institutional buyers conducted in accordance with Rule 144A under the Securities Act of 1933, as amended. Debt issuance costs of approximately $488,000 were primarily comprised of legal, accounting and other professional fees, the majority of which were recorded as a reduction to the 2013 Notes on the condensed consolidated balance sheet and are being amortized to interest expense over the seven-year term of the 2013 Notes.

The Company has the option to settle the 2013 Notes through payment or delivery, as the case may be, of cash, shares of the Company's common stock or a combination thereof, at the Company's election. The conversion rate for the 2013 Notes is 12.21225 shares per $1,000 principal amount, which is equivalent to a conversion price of approximately $81.88 per share of common stock, and is subject to adjustment under the terms of the 2013 Notes.

The 2013 Notes will mature on December 1, 2020, unless earlier repurchased or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding September 1, 2020, holders may convert all or a portion of their 2013 Notes only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2014, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter, the last reported sale price of the Company's common stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five consecutive business day period immediately following any ten consecutive trading day period (the "measurement period") in which, for each trading day of that measurement period, the trading price per $1,000 principal amount of notes for such trading day was less than 98% of the product of the last reported sale price of the Company's common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate transactions. On and after September 1, 2020 until the close of business on the business day immediately preceding the maturity date, holders may convert all or a portion of their 2013 Notes at any time, regardless of the foregoing circumstances. Holders of the 2013 Notes will have the right to require the Company to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain events.

The Company pays 2.75% interest per annum on the principal amount of the 2013 Notes semi-annually in arrears in cash on June 1 and December 1 of each year. If a designated event, as defined in the indenture for the 2013 Notes, including, but not limited to, a change in control, certain mergers or liquidation, occurs prior to the maturity date, subject to certain limitations, holders of the 2013 Notes may require the Company to repurchase all or a portion of their 2013 Notes for cash at a repurchase price equal to 100% of the principal amount of the 2013 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Company accounts separately for the liability and equity components of the 2013 Notes in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature. Because the Company has no outstanding non-convertible public debt, the Company determined that senior, unsecured corporate bonds traded on the market represent a similar liability to the 2013 Notes without the conversion option. The Company estimated the implied interest rate of its 2013 Notes to be 8.69%, assuming no conversion option. Assumptions used in the estimate represent what market participants would use in pricing the liability component, including market interest rates, credit standing, and yield curves, all of which are defined as Level 2 observable inputs. The estimated implied interest rate was applied to the 2013 Notes, which resulted in a fair value of the liability component of $79.7 million upon issuance, calculated as the present value of implied future payments based on the $115.0 million in aggregate principal amount. The $31.3 million difference between the cash proceeds and the estimated fair value of the liability component was recorded in additional paid-in capital as the 2013 Notes were not considered redeemable. The estimated fair value of the 2013 Notes, considering Level 2 inputs, approximates their carrying value based upon the borrowing terms and conditions currently available to the Company.

In December 2016, the Company purchased approximately $35.0 million in face value of the outstanding 2013 Notes for approximately $10 million.  As a result of the note repurchase, the Company recorded a gain on extinguishment of debt of approximately $18.3 million during the year ended December 31, 2016, determined as the difference between the purchase price and the net carrying value of the 2013 Notes that were purchased.  No portion of the purchase price was ascribed to the equity component of the 2013 Notes as the purchase price was equal to the then fair value of the liability component of the 2013 Notes. In February 2017, the Company exchanged approximately $49.6 million in aggregate principal amount of the 2013 Notes for an equal principal amount of 2017 Exchange Notes.

On March 12, 2018, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The filing constitutes a triggering event, also termed an "Event of Default," under the 2013 Notes. Under this indenture, an Event of Default occurs if, among other things, the Company commences a voluntary case seeking relief under any bankruptcy law. Upon such Event of Default, the entire principal amount of debt under the indenture, together with all accrued and unpaid interest thereon, becomes immediately due and payable without further action. Any efforts to enforce this payment obligation under the indenture is automatically stayed as a result of the filing of the Petition, and holders' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. On June 30, 2018, the 2017 Exchange Notes was estimated at approximately $25.3 million and is included in liabilities subject to compromise in the condensed consolidated balance sheets.

2.75% Convertible Exchange Senior Notes due 2020 - 2017 Exchange Notes

In February 2017, the Company entered into an indenture, dated as of February 23, 2017, or the 2017 Indenture, between the Company and U.S. Bank National Association, as trustee, governing the Company's new 2.75% Convertible Exchange Senior Notes due 2020, or the 2017 Exchange Notes. Approximately $49.6 million in aggregate principal amount of the 2013 Notes were exchanged for an equal principal amount of 2017 Exchange Notes.

The 2017 Exchange Notes are the Company's senior, unsecured obligations and rank senior in right of payment to any of the Company's indebtedness that is expressly subordinated in right of payment to the 2017 Exchange Notes; equal in right of payment to any of the Company's unsecured indebtedness that is not so subordinated, including the 2013 Notes; effectively junior in right of payment to any of the Company's secured indebtedness (including the Company's existing 2016 Notes) to the extent of the value of the assets securing such indebtedness; and are structurally junior to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries.

The 2017 Exchange Notes bear interest at a fixed rate of 2.75% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2017. Interest on the 2017 Exchange Notes accrues from December 1, 2016. The 2017 Exchange Notes will mature on December 1, 2020, unless earlier repurchased, redeemed or converted.

The 2017 Exchange Notes are convertible at any time prior to the close of business on the business day immediately preceding the maturity date, at the option of the holders, into (i) shares of the Company's common stock, plus (ii) a cash payment equal to $150 for each $1,000 principal amount of 2017 Exchange Notes converted, or the Additional Conversion Payment, subject to certain adjustments. For conversions prior to September 1, 2018 and prior to the Company's election to exercise its Mandatory Conversion Right (as defined in the 2017 Indenture), the Company will make an interest make-whole payment to a converting holder for each $1,000 principal amount of 2017 Exchange Notes being converted, or the Interest Make-Whole Payment. The Company may pay any Interest Make-Whole Payment either in cash or in shares of common stock, at the Company's election. If the Company elects to pay any Interest Make-Whole Payment in cash it will pay cash in an amount equal to the Interest Make-Whole Payment. If Company elects, or is deemed to have elected, to pay any Interest Make- Whole Payment by delivering shares of Common Stock, the number of shares of common stock a converting holder of 2017 Exchange Notes will receive for each $1,000 principal amount of 2017 Exchange Notes will be the number of shares equal to the amount of the Interest Make-Whole Payment to be paid to such holder, divided by the product of (x) 98% and (y) the simple average of the daily volume-weighted average price of the Common Stock for the five trading days ending on and including the trading day immediately preceding the conversion date. Subject to compliance with certain conditions, the Company has the right, or the Mandatory Conversion Right, to, at its option, mandatorily convert all of the 2017 Exchange Notes if the daily volume-weighted average price of the common stock is equal to or greater than 60.0% of the applicable conversion price of the 2017 Exchange Notes for at least 20 Daily VWAP Trading Days (as defined in the 2017 Indenture) (whether or not consecutive) during any 30 consecutive Daily VWAP Trading Day period (including the last trading day of such period).

The conversion rate for the 2017 Exchange Note is initially approximately 66.6667 shares of Common Stock per $1,000 principal amount of 2017 Exchange Notes (equivalent to an initial conversion price of $15.00 per share of Common Stock), and will be subject to adjustment upon the occurrence of certain events.

The Company may redeem for cash all or any portion of the 2017 Exchange Notes, at its option, on or after December 1, 2019 at a redemption price equal to 100% of the principal amount of the 2017 Exchange Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Upon a fundamental change (as defined in the indenture governing the 2017 Exchange Notes), subject to certain exceptions, the holders of the 2017 Exchange Notes may require that the Company repurchase some or all of their 2017 Exchange Notes for cash at a repurchase price equal to 100% of the principal amount of the 2017 Exchange Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The 2017 Exchange Notes contain customary events of default, which may result in the acceleration of the maturity of the 2017 Exchange Notes.

The exchange of approximately $49.6 million in aggregate principal amount of the 2013 Notes for an equal principal amount of 2017 Exchange Notes, with an initial fair value of $26.4 million, was recognized as an extinguishment of the 2013 Notes.  As a result of the exchange, the Company recorded a net gain on extinguishment of debt of approximately $12.3 million during the six months ended June 30, 2017, determined as the difference between the initial fair value of the 2017 Exchange Notes given in exchange for 2013 Notes with a net carrying value of approximately $40.2 million, net of transaction costs.  No portion of the exchange consideration was ascribed to the equity component of the 2013 Notes, as the exchange consideration was equal to the then fair value of the liability component of the 2013 Notes.

Due to the complexity and number of embedded features within the 2017 Exchange Notes and as permitted under accounting guidance, the Company elected to account for the 2017 Exchange Notes and all the embedded features, (which we refer to collectively as, a "hybrid instrument"), under the fair value option. The Company recognizes the 2017 Exchange Notes at fair value with changes in fair value recognized in the consolidated statements of operations. Approximately $1.5 million in direct costs and fees incurred to issue the 2017 Exchange Notes were recognized in earnings as incurred and are presented net of the gain on extinguishment of debt. On the closing of the exchange transaction, February 23, 2017, the aggregate fair value of the 2017 Exchange Notes was estimated at approximately $26.4 million.

During 2017, holders of the 2017 Exchange Notes converted notes with an aggregate principal balance of $10.7 million into 1,319,866 shares of the Company's common stock, including 173,705 shares of common stock issued for the Interest Make-Whole Payment, and $1.4 million representing the aggregate Additional Conversion Payment made to the noteholders.

On March 12, 2018, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The filing constitutes a triggering event, also termed an "Event of Default," under the 2017 Exchange Notes. Under this indenture, an Event of Default occurs if, among other things, the Company commences a voluntary case seeking relief under any bankruptcy law. Upon such Event of Default, the entire principal amount of debt under the indenture, together with all accrued and unpaid interest thereon, becomes immediately due and payable without further action. Any efforts to enforce this payment obligation under the indenture is automatically stayed as a result of the filing of the Petition, and holders' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Subsequent to filing for bankruptcy protection, the fair value measurement provisions was no longer applicable to prepetition liabilities subject to compromise, including the convertible notes recorded at fair value. As such, the 2017 Exchange Notes were remeasured as of June 30, 2018 at the expected amount of the allowed claim, which is the stated value of the notes. On June 30, 2018, the expected amount of the allowed claim of the 2017 Exchange Notes was estimated at approximately $38.9 million and is included in liabilites subject to compromise on the condensed consolidated balance sheets.

10. Technology, License and Distribution Agreements

Takeda Pharmaceutical Company Limited

In September 2010, the Company entered into a collaboration agreement with Takeda to develop and commercialize Contrave in the United States, Canada and Mexico. Effective September 2013, the Company and Takeda entered into an amendment to the collaboration agreement pursuant to which Takeda assumed from the Company the responsibility to package Contrave for commercial sale in the United States, Canada and Mexico. Under the terms of the original collaboration agreement, the Company received from Takeda a nonrefundable upfront cash payment of $50.0 million and additional payments totaling $100.0 million that were achieved between the execution of the collaboration agreement and the first commercial sale of Contrave in the United States. The Company was eligible to receive additional payments of over $1.0 billion upon achieving certain anniversary, regulatory/development and sales-based milestones. The Company was also eligible to receive tiered royalty payments ranging from a minimum of 20% to a maximum of 35%, subject to customary reductions, on increasing levels of net sales in the United States.

In July 2015, the Company entered into the Restated Collaboration Agreement, which amended and restated the original agreement that the parties entered into in September 2010. The Restated Collaboration Agreement was substantially the same as the prior agreement subject to the following key changes:

(a) The territory covered by the collaboration was revised to only include the United States, returning all rights for the countries of Mexico and Canada to the Company.

(b) The responsibilities for the costs of development activities for Contrave from and after August 1, 2015 were restructured.

(i) The Company was responsible for the cost of the randomized, double-blind, placebo-controlled cardiovascular outcomes clinical trial, or the CVOT, to be conducted by Takeda up to the currently-projected total cost of such CVOT, above which the parties would generally share the costs of such CVOT equally, with certain exceptions.

(ii) Takeda would be responsible for 100% of remaining costs for the terminated CVOT study the Company initiated in June 2012, or the Light Study.

(iii) Takeda and the Company would be responsible for 75% and 25% of expenses, respectively, of any other post-approval development costs, including all other post-marketing requirement studies other than the CVOT.

(c) The Company would be eligible to receive up to an additional $105 million of potential milestone payments upon achievement of a combination of factors related to superiority claims reflected in approved labeling for Contrave, a lack of generic competition and net sales.

The termination provisions of the Restated Agreement were not changed from the prior agreement. In addition to the Restated Collaboration Agreement, the parties also simultaneously agreed to a mutual release to, among other things, any claims or potential claims related to the prior dispute among the parties.

In March 2016, the Company entered into a Separation Agreement with Takeda, which terminated the Restated Collaboration Agreement between the Company and Takeda, and the manufacturing services agreement between the Company and Takeda. The termination was effective on August 1, 2016. The Separation Agreement provided for the transfer of certain rights and assets to the Company and provided for the transition of activities under the collaboration agreement from Takeda to the Company during the transition period. In connection with the Separation Agreement, the Company made a $60.0 million payment for the acquisition of the Contrave business and paid an additional $15.0 million in January 2017. The Company may also be obligated to pay Takeda milestone payments of $10 million, $20 million, $30 million and $50 million, based on the achievement of annual Contrave net sales milestones of $200 million, $300 million, $400 million and $600 million, respectively, in any year following the end of the transition period. Each such milestone payment shall be payable only once but more than one may be payable with respect to net sales in a single year. The acquisition date was August 1, 2016. As a result of the Separation Agreement and the settlement of a pre-existing relationship with Takeda, the Company recorded a settlement gain of $80.2 million representing the existing Contrave deferred revenue in 2016.

11. Litigation

On March 10, 2015, a purported class action lawsuit was filed against the Company and certain of the Company's officers in the United States District Court for the Southern District of California, captioned Colley v. Orexigen, et al. The following day, two additional putative class action lawsuits were filed in the same court, captioned Stefanko v. Orexigen, et al., and Yantz v. Orexigen, et al., asserting substantially similar claims. On June 22, 2015, the court consolidated the lawsuits and appointed a lead plaintiff. On August 20, 2015, the lead plaintiff filed a consolidated complaint. The consolidated complaint purports to assert claims on behalf of a class of purchasers of the Company's stock between March 3, 2015 and May 12, 2015. It alleges that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by purportedly making false and misleading statements regarding the interim results and termination of the Light Study. The consolidated complaint seeks an unspecified amount of damages, attorneys' fees and equitable or injunctive relief. On October 5, 2015, defendants filed a motion to dismiss the consolidated complaint. On May 19, 2016, the District Court granted the motion to dismiss, dismissing portions of the consolidated complaint with prejudice and portions without prejudice. The Court granted the lead plaintiff 30 days to file an amended complaint with respect to those portions not dismissed with prejudice. On June 16, 2016, the lead plaintiff filed a notice of intent not to file an amended complaint but to proceed directly to an appeal of the Court's decision dismissing the consolidated complaint. As a result, the court entered judgment dismissing the consolidated complaint with prejudice on June 27, 2016. The lead plaintiff filed a Notice of Appeal with the Ninth Circuit Court of Appeals on July 26, 2016. On November 6, 2017, the Ninth Circuit held oral arguments on the appeal but has not yet issued its decision. On August 13, 2018, the Ninth Circuit issued an order affirming-in-part and reversing-in-part the district court's decision granting defendants' motion to dismiss, referring the case back to the district court for further proceedings. On August 27, 2018, certain defendants filed petitions for panel rehearing and rehearing en banc. On September 14, 2018, the panel issued an order directing the plaintiff-appellant to file a responsive to the defendants' petitions for rehearing. The Ninth Circuit has not yet ruled on the petitions for rehearing. Although management believes that this appeal lacks merit and intends to defend against it vigorously, there are uncertainties inherent in any litigation and the Company cannot predict the outcome. At this time, the Company is unable to estimate possible losses or ranges of losses that may result from such legal proceedings, and it has not accrued any amounts in connection with such legal proceedings other than ongoing attorney's fees.

On June 3, 2016, plaintiff Ben Wilkin, a shareholder who had previously made a shareholder demand to inspect certain books and records of the Company, filed a derivative lawsuit purportedly on behalf of the Company against certain of the Company's current and former officers and members of the board of directors in the Delaware Chancery Court, captioned Wilkin v. Narachi, et al. The lawsuit asserts claims for breach of fiduciary duty and waste of corporate assets based on essentially the same set of facts underlying the Colley, Stefanko and Yantz consolidated class action. The lawsuit seeks, among other things, damages, corporate governance reforms, injunctive relief, restitution, disgorgement and attorney's fees. Orexigen and the individual defendants filed a motion to dismiss on October 31, 2016, asserting that plaintiff failed to plead demand futility and otherwise failed to state a claim. Instead of opposing the motion to dismiss, on January 13, 2017, plaintiff filed an amended complaint pursuant to Chancery Rule 15(aaa). The amended complaint asserts nearly identical allegations and claims as the original complaint. Orexigen and the individual defendants filed a motion to dismiss on March 27, 2017. On, November 17, 2017, the Chancery Court held oral argument on Orexigen and the individual defendants' motion to dismiss. On February 28, 2018, the Chancery Court granted the motion to dismiss with prejudice. Plaintiff's deadline to file a notice of appeal was April 2, 2018; however, before Plaintiff's deadline to appeal had passed, on March 12, 2018, the Company filed for bankruptcy, staying Plaintiff's (and the bankruptcy trustee's) deadline to file a notice of appeal. Management believes that the claims (and any appeal, should one be filed) lack merit and intends to defend against them vigorously. The Company is unable to estimate possible losses or ranges of losses that may result from this lawsuit and has not accrued any amounts in connection with this suit.

It is possible that additional securities class action litigation may be brought against the Company following stock price declines related to the release of information regarding Contrave or clinical trial results, including the Light Study. Any adverse determination in such litigation could subject the Company to significant liabilities.

In April 2015, the Company and Takeda received a Paragraph IV certification notice letter regarding an abbreviated new drug application, or ANDA, submitted to the FDA by Actavis Laboratories FL, Inc., or Actavis, requesting approval to market, sell, and use a generic version of Contrave. In its notice letter, Actavis alleged that U.S. Patent Nos. 7,375,111, 7,462,626, 8,088,786, 8,318,788, 8,722,085, 8,815,889, and 8,916,195, which are listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book, for Contrave, are invalid, unenforceable and/or would not be infringed by Actavis' manufacture, use or sale of the product described in its ANDA. In June 2015, the Company and Takeda filed a patent infringement lawsuit in the U.S. District Court for the District of Delaware against Actavis and certain of its affiliates related to the ANDA previously filed by Actavis and described above. The lawsuit claims infringement of the seven patents that were the subject of Actavis' notice letter, as described above. In accordance with the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, as a result of having filed a patent infringement lawsuit within 45 days of receipt of Actavis' notice letter, FDA approval of the ANDA was stayed until the earlier of (i) 30 months from the date of receipt of the notice letter or (ii) a District Court decision finding that the identified patents were invalid, unenforceable or not infringed. In July 2015, Actavis filed an answer, affirmative defenses and counterclaim to the Company's and Takeda's complaint, and the Company and Takeda filed an answer to Actavis' counterclaim in August 2015. Moreover, in July 2015, the court ordered a stipulation between the Company, Takeda and Actavis in which Orexigen and Takeda agreed to dismiss all defendants except Actavis without prejudice, and Actavis agreed that the related Actavis entities would be bound to judgments and orders of the court against Actavis and would be subject to discovery as if they were parties. In September 2015, the court entered a scheduling order, setting a claim construction hearing for May 2016 and a three-day bench trial to begin in June 2017. After reviewing Actavis' ANDA, the Company and Takeda subsequently dropped U.S. Patent Nos. 8,088,786, 8,318,788, 8,722,085 and 8,815,889 from the lawsuit. In April 2016, the Company and Takeda filed an amended complaint against Actavis asserting newly issued U.S. Patent No. 9,125,868. In June 2016, in response to the May 2016 claim construction hearing, the court adopted the Company's proposed constructions for the majority of the disputed claim terms. In August 2016, in connection with the end of the transition period associated with the Separation Agreement entered into between the Company and Takeda, Takeda transferred responsibility for management of this patent infringement lawsuit to the Company. A bench trial commenced on June 5, 2017, in connection with which the Company agreed to drop U.S. Patent No. 9,125,868 from the lawsuit. On October 13, 2017, the District Court issued its opinion and found that the asserted claims of the three patents still at issue (U.S. Patent Nos. 7,462,626, 7,375,111, and 8,916,195, which expire in 2024, 2025 and 2030, respectively) were valid and infringed. On November 21, 2017, Actavis filed a notice of appeal, appealing the District Court's decision in the United States Court of Appeals for the Federal Circuit ("Federal Circuit"). On February 21, 2018, Actavis filed its opening appeal brief. On April 23, 2018, the Federal Circuit ordered that the appeal be stayed due to the Company's bankruptcy filing. On July 11, 2018, the Federal Circuit denied, without prejudice, a joint motion of the parties to lift the stay and set a scheduling order. On July 24, 2018, the Delaware bankruptcy court issued an order allowing the Federal Circuit appeal to proceed while bankruptcy proceedings continued. On July 27, 2018, the Delaware bankruptcy court approved the asset purchase agreement by which Nalpropion acquired the aforementioned Orexigen patents. The United States Patent & Trademark Office mailed a Notice of Recordation of Assignment of the Orexigen patents to Nalpropion Pharmaceuticals, Inc. ("Nalpropion") on August 24, 2018. By an order dated September 5, 2018, the Federal Circuit lifted the stay of the appeal, granted Nalpropion' s request to be substituted for Orexigen as a party, and set a briefing schedule. Nalpropion filed its answering appeal brief on September 28, 2018, and Actavis' reply brief is due no later than November 12, 2018. Nalpropion estimates that oral argument in the appeal will occur in the first half of 2019. Although the Company plans to continue to vigorously enforce Contrave intellectual property rights, there are uncertainties inherent in any litigation and appeal and the Company cannot predict the outcome.

12. Subsequent event

On March 12, 2018, the "Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (Case No. 18-10518). On April 23, 2018, the Company entered into an asset purchase agreement (the "Agreement") with Nalpropion Pharmaceuticals, Inc. (the "Purchaser"), pursuant to which the Purchaser agreed to acquire substantially all of the assets and assume certain liabilities of the Company for an aggregate purchase price of $75,000,000 (the "Acquisition"). Nalpropion Pharmaceuticals is a special purpose vehicle jointly owned by Pernix Ireland Pain Designated Activity Company, a wholly owned subsidiary of the Company, and funds managed by Highbridge Capital Management, LLC and Whitebox Advisors LLC. On June 23, 2018, the Bankruptcy Court approved an order authorizing the Acquisition with the Purchaser pursuant to the Acquisition Agreement.

On July 26, 2018, the Company and the Purchaser entered into an amendment to the Agreement (the "Amendment"). The Amendment reduces the aggregate purchase price to $73,500,000 and creates a $5,000,000 reserve to cover potential post-closing indemnification claims by the Purchaser. On July 27, 2018, the Company closed the sale and transferred substantially all of its assets to the Purchaser. As of October 1, 2018, certain assets and liabilities of the Orexigen remain in the control of the Bankruptcy Court.